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                                                                  Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Koger Equity, Inc. on Form S-3 of our report dated February 28, 1997, appearing in the Annual Report on Form 10-K of Koger Equity, Inc. for the year ended December 31, 1996 and our reports on the 1997 acquisitions dated November 6, 1997 appearing in the Current Report on Form 8-K of Koger Equity, Inc. dated October 1, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Jacksonville, Florida


November 18, 1997